Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-212264, 333-181680 and 333-134822) and Form S-3 (333-180479, 333-170756, 333-138304 and 333-220182) of our reports dated February 27, 2017 with respect to the financial statements of CVH Southaven, LLC, CVH Lexington, LLC, EASTVHR HS Round Rock, LLC, and VHRMR TALL, LLC, which comprise the balance sheets as of December 31, 2016 and 2015 and the related statements of operations and changes in member’s equity and cash flows for the years ended December 31, 2016 and 2015 appearing in this Current Report on Form 8-K of Condor Hospitality Trust, Inc.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, TX

September 7, 2017